EXHIBIT 5.1

[Letterhead of Sidley Austin Brown & Wood LLP]

June 21, 2005

Kraft Foods Inc.

Three Lakes Drive

Northfield, Illinois 60093

Re:                               150,000,000 shares of Class A Common Stock, no par value

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) being filed by Kraft Foods Inc., a Virginia corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 150,000,000 shares of Class A Common Stock, no par value per share, of the Company (the “Plan Shares”), to be issued under the Kraft Foods Inc. 2005 Performance Incentive Plan (the “Plan”).

In rendering this opinion letter, we have examined and relied upon a copy of the Registration Statement and the Exhibits thereto (including the Plan).  We have also examined and relied upon originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of governmental officials and other instruments, and have examined such questions of law and have satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion letter.  We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to us for our examination.

Based on the foregoing, and subject to the qualifications and limitations hereinafter set forth, we are of the opinion that:

1.                                       The Company is duly incorporated and validly existing under the laws of the Commonwealth of Virginia.

2.                                       Each Plan Share that is newly issued under the Plan will be legally issued, fully paid and nonassessable when: (i) the Registration Statement shall have become effective under the Securities Act; (ii) such Plan Share shall have been validly issued and delivered in accordance with the Plan; and (iii) a certificate representing such Plan Share shall have been duly executed, countersigned and registered and duly delivered to the person entitled thereto against receipt of the agreed consideration therefor in accordance with the terms of the Plan and the Company’s Amended and Restated By-laws.

This opinion letter is limited to the Virginia Stock Corporation Act of the Commonwealth of Virginia and the Securities Act.

We do not find it necessary for the purposes of this opinion letter to cover, and accordingly we express no opinion as to, the application of the securities or “Blue Sky” laws of the various states or the District of Columbia to the issuance or sale of the Plan Shares.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement.  In giving such consent, we do not thereby admit that we are within the category of persons for whom consent is required by Section 7 of the Securities Act or the related rules promulgated by the SEC thereunder.

Very truly yours,

/s/ Sidley Austin Brown & Wood LLP